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                                                                  Exhibit (a)(1)

                                STATE OF DELAWARE
                              CERTIFICATE OF TRUST

     This Certificate of Trust is filed in accordance with the provisions of the Delaware Statutory Trust Act (12 Del. C.ss.3801 et seq.) and sets forth the following:

     FIRST: The name of the Delaware statutory trust formed by the filing of this Certificate of Trust is Munder Series Trust ("Trust").

     SECOND: The business address of the Registered Agent and Registered Office is located at 1209 Orange Street, Wilmington, Delaware 19801. The name of the registered agent of the Trust for service of process at such location is The Corporation Trust Company.

     THIRD: This Certificate shall be effective immediately upon filing.

     FOURTH: The Trust intends to become a registered investment company under the Investment Company Act of 1940, as amended, within 180 days following the first issuance of beneficial interests.

     FIFTH: Notice of Limitation of Liabilities of Series Pursuant to 12 Del. C ss.3804(a). Notice is hereby given that the Trust is or may hereafter be constituted a series trust . The debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to any particular series of the Trust shall be enforceable against the assets of such series only, and not against the assets of the Trust generally or any other series thereof.

     SIXTH: The trustees of the Trust, as set forth in its governing instrument, reserve the right to amend, alter, change, or repeal any provisions contained in this Certificate of Trust, in the manner now or hereafter prescribed by statute.

     IN WITNESS WHEREOF, the undersigned, being the sole initial trustee of the Trust, has duly executed this Certificate of Trust as of this 31st day of January, 2003.



                                         /s/ Stephen J. Shenkenberg
                                         -----------------------------------
                                         Stephen J. Shenkenberg,
                                         as Trustee and not individually





224360.1.03